Exhibit 99.1

HANCOCK FABRICS REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL 2015

BALDWYN, MS, June 16, 2015 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its first quarter ended May 2, 2015.

Financial results for the first quarter include:

●

Net sales for the quarter were $61.7 million compared to $63.0 million in the first quarter of the prior year. Comparable store sales declined by 1.9% primarily due to the disruption of product flow resulting from West Coast port issues.

●	Gross profit for the first quarter was 43.6% compared to 45.1% for the first quarter of the prior year.

●

Selling, general and administrative expenses for the first quarter of 2015, including depreciation and amortization, increased to 45.8% of net sales compared to 43.6% for the first quarter of the prior year. Increases in employee benefit costs, professional fees and reduced commission income was partially offset by reductions in insurance claims activity and the gain recognized from sales of an owned store location.

●	Operating loss for the quarter was $(1.3) million compared to operating income of $0.9 million in the first quarter last year.

●

Interest expense for the first quarter of 2015 was $2.8 million and includes $1.4 million of costs, of which approximately $0.9 million represents a non-cash write-off of prior deferred financing costs, resulting from the early termination of the Company’s amended and restated loan and security agreement with General Electric Capital Corporation following its debt refinancing in April 2015. Excluding the one-time expense resulting from this termination, non-GAAP interest expense would have been $1.4 million for the first quarter of 2015 compared to $1.4 million for the same period of 2014.

●

EBITDA, a non-GAAP measure which is defined as earnings (loss) before interest, taxes, depreciation and amortization, was a loss of $(55) thousand for the quarter compared to income of $2.1 million for the same period last year.

●

At quarter end, the Company had outstanding borrowings under its new revolver and term loan credit facility of $59.8 million and $17.5 million, respectively, and outstanding letters of credit of $8.5 million. Availability under the new credit facility was $6.3 million at May 2, 2015, but would have been $7.8 million, excluding $1.5 million of duplicate letters of credit from the transition to the Company’s new lender. The balance of the Company’s subordinated debt was $8.2 million at quarter end.

Steve Morgan, President and Chief Executive Officer commented, “As with many retailers, it was a challenging quarter due to the dual headwinds of a lag in receipt of spring goods due to the west coast port delays and severe winter weather early on. In addition there was more promotional activity and increased freight costs, which put downward pressure on gross profit. That being said, there was a very large positive in the quarter, in that we completed a debt refinance with Wells Fargo Capital Finance which extended our debt maturity out five years and increased availability. The new financing enhances our ability to achieve our inventory productivity goals which in turn helps in generating positive cash flow from operations. We will maintain our focus on cash management as we work to drive operating results.”

Store Openings, Closings and Remodels

During the first quarter of 2015, the Company opened two new stores, relocated two stores and closed three ending the quarter with 262 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 262 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward looking statements include the statements on our ability to achieve our inventory productivity goals and generate positive cash flow from operation and our intention to focus on cash management. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: adverse economic conditions; intense competition and adverse discounting actions taken by competitors; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively; our inability to effectively implement our growth strategy; our ability to attract and retain skilled people; interest rate increases; our ability to successfully access funds through capital markets and financial institutions; significant changes in discount rates, mortality rates, actual investment return on pension assets and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores; changes in the labor market and in federal, state, or local regulations; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services; a failure to adequately maintain the security of confidential information; failure to comply with various laws and regulations as well as litigation developments; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles; serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs; risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future; satisfaction of the closing conditions and completion of the sale leaseback arrangement; and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 31, 2015 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)

	May 2,	April 26,
(in thousands, except for share amounts)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$2,184	$1,918
Receivables, less allowance for doubtful accounts	3,610	4,031
Inventories, net	106,065	106,837
Prepaid expenses	1,780	3,137
Total current assets	113,639	115,923

Property and equipment, net	32,931	33,176
Goodwill	2,880	2,880
Other assets	2,962	2,228
Total assets	$152,412	$154,207

Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$20,946	$18,572
Accrued liabilities	13,400	12,514
Total current liabilities	34,346	31,086

Long-term debt obligations, net	85,509	82,003
Capital lease obligations	2,345	2,557
Postretirement benefits other than pensions	3,099	2,771
Pension and SERP liabilities	42,950	27,352
Other liabilities	5,693	5,496
Total liabilities	173,942	151,265
Commitments and contingencies

Shareholders' (deficit) equity:
Common stock, $.01 par value; 80,000,000 shares authorized; 35,403,700 and 35,118,436 issued and 21,900,160 and 21,642,853 outstanding, respectively	354	351
Additional paid-in capital	91,958	91,533
Retained earnings	87,161	94,033
Treasury stock, at cost, 13,503,540 and 13,475,583 shares held, respectively	(153,813)	(153,794)
Accumulated other comprehensive loss	(47,190)	(29,181)
Total shareholders' (deficit) equity	(21,530)	2,942
Total liabilities and shareholders' (deficit) equity	$152,412	$154,207

HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)

	Thirteen Weeks Ended
(in thousands, except per share amounts)	May 2, 2015	% of net sales	April 26, 2014	% of net sales
Net sales	$61,668	100.0%	$62,994	100.0%
Cost of goods sold	34,753	56.4	34,559	54.9
Gross profit	26,915	43.6	28,435	45.1
Selling, general and administrative expense	27,183	44.1	26,560	42.1
Depreciation and amortization	1,068	1.7	960	1.5
Operating (loss) income	(1,336)	(2.2)	915	1.5
Interest expense	2,834	4.6	1,366	2.2
Loss before income taxes	(4,170)	(6.8)	(451)	(0.7)
Income taxes	-	-	-	-
Net loss	$(4,170)	(6.8)%	$(451)	(0.7)%
Basic and diluted loss per share:
Net loss	$(0.20)		$(0.02)
Weighted average shares outstanding:
Basic and diluted	21,314		20,881

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash provided by (used in) operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash used in operating activities.

Hancock Fabrics, Inc.
Reconciliation of EBITDA

	(unaudited)

	Thirteen Weeks Ended
	May 2,	April 26,
(in thousands)	2015	2014

Net cash used in operating activities	$(1,230)	$(2,193)
Depreciation and amortization, including cost of goods sold	(1,281)	(1,171)
Amortization of deferred loan costs	(1,031)	(178)
Stock compensation expense	(65)	(173)
Inventory valuation reserve	13	179
Other	151	(13)
Changes in assets and liabilities	(727)	3,098

Net loss	(4,170)	(451)
Interest expense	2,834	1,366
Depreciation and amortization, including cost of goods sold	1,281	1,171

EBITDA	$(55)	$2,086